Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Principal Executive Variable Universal Life II Prospectus and Statement of Additional Information, each dated May 1, 2024 and each included in this Post-Effective Amendment No. 22 to the Registration Statement (Form N-6, File Nos. 333-149215 and 811-05118) of Principal Life Insurance Company Variable Life Separate Account (the “Registration Statement”).

We also consent to the use of our reports (1) dated March 28, 2024, with respect to the consolidated financial statements of Principal Life Insurance Company, (2) dated March 28, 2024 with respect to the financial statement schedules of Principal Life Insurance Company, and (3) dated April 10, 2024 with respect to the financial statements of each of the subaccounts within Principal Life Insurance Company Variable Life Separate Account, for the year ended December 31, 2023 included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Des Moines, Iowa
April 30, 2024